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                                                           EXHIBIT 11.1


                         ECLIPSE SURGICAL TECHNOLOGIES, INC.

                STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                     (UNAUDITED)


                                   THREE MONTHS ENDED       SIX MONTHS ENDED
                                  --------------------     ------------------
                                        JUNE 30,                 JUNE 30,
                                       ---------                 --------
                                    1996        1995         1996        1995
                                   ------      ------       ------      ------
Weighted average common shares
 outstanding for the period......  11,033      10,470       10,751      10,470
Common equivalent shares pursuant
 to Staff Accounting
 Bulletin No. 83 ................   2,295       2,295        2,295       2,295
                                   ------      ------       ------      ------
Shares used in per share
 calculations....................  13,328      12,765       13,046      12,765
                                   ------      ------       ------      ------

Net loss ........................ $  (730)    $  (538)     $  (654)    $(1,198)
                                   ------      ------       ------      ------

Net loss per share .............. $ (0.05)    $ (0.04)     $ (0.05)    $ (0.09)



All share numbers reflect the Company's three-for-one stock split.

There is no difference between primary and fully diluted earnings per share for each period presented.